Exhibit 10.1

October 30, 2021

Charles McBride

chuckmcbride@gmail.com

Dear Charles,

I am pleased to offer you a position with Faraday Future (the “Company”), as an exempt Chief Financial Officer (CFO) reporting to Carsten Breitfeld, Chief Executive Officer (CEO). If you decide to join us, you will receive an annual salary of $330,000.00 that will be paid semi-monthly.

As an employee, you also will be eligible to receive a discretionary annual performance bonus up to $170,000.00. Any bonus will be awarded in the sole discretion of the Company. You must be an active employee on the date any discretionary bonus is paid. The bonus will not be deemed earned by you and become payable unless or until it is awarded by the Company.

The Company provides all full-time employees with subsidized health insurance, the opportunity to participate in the Company’s Fidelity 401k-retirement plan, paid time off, and holiday entitlement, specific details of which will be provided shortly after you join the Company.

As part of your offer, you will receive a number of restricted stock units (“RSUs”), with each unit representing the right to receive one share of Faraday Future Intelligent Electric Inc. (“FFIE”) Class A Common Stock, having a total value equal to $2,500,000.00. The RSUs shall be granted as follows:

1.	$500,000.00 in value shall be granted after you join the Company;

2.	$500,000.00 in value shall be granted on your first work anniversary with the Company;

3.	$500,000.00 in value shall be granted on your second work anniversary with the Company;

4.	$500,000.00 in value shall be granted on your third work anniversary with the Company; and

5.	$500,000.00 in value shall be granted on your fourth work anniversary with the Company.

Each RSU grant shall vest in equal twenty-five percent (25%) increments on each of your first four (4) annual work anniversaries at the Company, provided you remain employed with the Company on each such vesting date.

All RSU grants are subject to approval by the FFIE Board of Directors and the terms of the FFIE 2021 Stock Incentive Plan (a copy of which will be provided to you at the appropriate time).

This offer is contingent on the Company’s verification of your right to work in the United States as well as your successful clearance of a background and reference check, and export control screening. This offer can be rescinded at any time by the Company prior to your start date.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be November 1, 2021. This letter, along with all other documents referenced herein, set forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

We look forward to your favorable reply and to working with you. This offer letter will automatically be withdrawn if not accepted on or before October 31, 2021.

[Signature Page Follows]

Sincerely,

Carsten Brietfeld

Faraday Future

/s/ Carsten Brietfeld

Charles McBride
Agreed To and Accepted By

/s/ Walter J. (Chuck) McBride
Employee Signature

Date

Enclosures

Appendix I

FFIE reserves the right to repurchase any vested shares an employee is granted under the in the event you are separated from the Company for Cause, as defined as: a) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of such employee’s employment or engagement, as applicable, with the Company; (b) intentional or grossly negligent damage to the Company’s interests or assets; (c) intentional or grossly negligent breach of the Company’s policies, including, without limitation, disclosure of the Company’s confidential information contrary to Company policies or engagement in any competitive activity which would constitute a breach of such employee’s duty of loyalty or any other duties such employee holds to the Company; (d) the willful and continued failure to substantially perform such employee’s duties for the Company (other than as a result of incapacity due to physical or mental illness); or (e) other willful or grossly negligent conduct by such employee that is demonstrably and materially injurious to the Company, monetarily or otherwise.